                                                                       EXHIBIT A



           [ State of Hawaii Public Utilities Commission letterhead ]



                               November 27, 1995



Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

                   CERTIFICATION PURSUANT TO SECTION 33(a)(2)
               OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
         SUBMITTED AT THE REQUEST OF HAWAIIAN ELECTRIC INDUSTRIES, INC.
         --------------------------------------------------------------

The Public Utilities Commission of the State of Hawaii has been notified by Hawaiian Electric Industries, Inc. ("HEI") that it intends to organize one or more subsidiaries which, directly or indirectly, will acquire an ownership interest in and/or operate or participate in the operation of one or more "foreign utility companies" within the meaning of Section 33 of the Public Utilities Holding Company Act of 1935 ("PUHCA"). HEI has requested that this certification be provided so that HEI, and the subsidiaries it intends to form, may acquire such interests in foreign utility companies without jeopardizing HEI's exemption under Section 3(a)(1) of PUHCA.

HEI is an electric public utility holding company within the meaning of PUHCA by reason of its direct ownership of all of the common stock of Hawaiian Electric Company, Inc. ("HECO"), and its indirect ownership through HEC0 of all of the common stock of Maui Electric Company, Limited ("MECO") and Hawaii Electric Light Company, Inc. ("HELCO"). HECO, MECO, and HELCO are operating electric public utilities engaged in the production, purchase, transmission, distribution, and sale of electricity exclusively in the State of Hawaii on the respective islands that they serve. This Commission has exclusive jurisdiction over the regulation of HECO, MECO, and HELCO.

HECO, MECO, and HELCO will not have any direct or indirect ownership interest in any foreign utility company that HEI may directly or indirectly own or operate. However, HECO, MECO, and HELCO will each be an affiliate or an associate company of each foreign utility company owned directly or indirectly by HEI within the meaning of Section 33(a)(2) of PUHCA.
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Securities and Exchange Commission
November 27, 1995
Page 2



In accordance with Section 33(a)(2) of PUHCA, the Public Utilities Commission of the State of Hawaii hereby certifies that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise that authority. This Commission is the only State commission having jurisdiction over the retail electric rates of HECO, MECO, and HELCO.

We note that this certification may be revised or withdrawn prospectively as to any future acquisition by HEI of an interest in a foreign utility company. We further note that HEI has agreed to provide this Commission with advanced written notification of any proposed acquisition of an interest in a foreign utility company.


          DONE at Honolulu, Hawaii this 27th day of November, 1995.



                          PUBLIC UTILITIES COMMISSION
                             OF THE STATE OF HAWAII



By  /s/ Yukio Naito                         By   /s/ Dennis R. Yamada
    ----------------                             ---------------------
    Yukio Naito, Chairman                        Dennis R. Yamada, Commissioner


                                            By   /s/ John P. Spierling
                                                 ----------------------
                                                 John P. Spierling, Commissioner

APPROVED AS TO FORM:


  /s/ Robert W. Fung
  -------------------
  Robert W. Fung
  Commission Counsel